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                                                                    Exhibit 6.20

                            PURCHASE & SALE AGREEMENT
                                 BY AND BETWEEN

                                 FUTUREONE, INC.
                             (A NEVADA CORPORATION)
                                       AND
                              MANDALAY INCORPORATED
                            (AN ARIZONA CORPORATION)

         This agreement entered into this 6th day of December, 1999, by and between, Mandalay, Incorporated, an Arizona Corporation (hereinafter "Mandalay") and FutureOne, Inc., a Nevada Corporation (hereinafter "FutureOne").

                                    RECITALS

WHEREAS, FutureOne is a full-service communications company providing Internet services, computer networking services, special programming services, underground cable construction and is the developer of NeighborComm(TM). FutureOne is willing to sell certain assets and all of the subscribers of its PrimeServ(R) division under the terms and conditions contained herein; and

WHEREAS, Mandalay is a telecommunications company and Mandalay is willing to buy all of, the subscribers and certain assets of FutureOne consisting of certain assets of FutureOne's PrimeServ division as further described in Section II hereof; and

WHEREAS The transactions contemplated under this Agreement were adopted and ratified on August 11, 1999 at a Special Meeting of the Board of Directors of FutureOne by a unanimous vote of the Directors; and

WHEREAS The transactions contemplated under this Agreement were adopted and ratified on December 2, 1999 at a Special Meeting of Board of Directors of Mandalay by a unanimous vote of the Directors; and

         Accordingly, in consideration of the mutual covenants and Agreements contained herein, it is agreed that the PrimeServ subscribers and certain assets of FutureOne shall be acquired by Mandalay (the "Acquisition"), and that the terms and conditions of the Acquisition, the mode of carrying same into effect and such other provisions as are deemed necessary or desirable to be effected by the Acquisition.

         NOW, THEREFORE, in consideration of the mutual promises, Agreements and benefits contained herein, it is agreed by and between the parties as follows:

                                    ARTICLE I

                              TERMS OF ACQUISITION

         1.1 ACQUISITION. Mandalay shall pay to FutureOne the sum of Forty Seven Thousand Eight Hundred Dollars ($47,800) in exchange for the Priority Call Management Switch, subscribers list, assignment of certain GST telephone numbers and non-compete agreement as per the terms described below. Such transfer shall be made by Bill of Sale as per Exhibit A attached hereto and the equipment shall be in good working order and all assets to be transferred shall be free from any liens or


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encumbrances. FutureOne acknowledges the receipt of Seventeen Thousand
Eight Hundred Dollars ($17,800) from Mandalay. The remaining Thirty Thousand Dollars ($30,000) shall be payable to FutureOne within ten (10) days of the signing of this agreement per the attached Promissory Note, Exhibit B.

The subscriber list shall disclose all relevant customer information to allow Mandalay to continue servicing said customers and all customers listed shall be valid customers of FutureOne.

         1.2 CLOSING. The consummation of the Acquisition by Mandalay (the "Closing") shall take place at the offices of FutureOne, Inc. at such date, and time as may be agreed upon by FutureOne and Mandalay.

         1.3 EFFECT OF ACQUISITION. Mandalay shall be paid for those customers that have paid in advance by having FutureOne transfer to Mandalay all Accounts Receivable associated with those customers that it has billed for services as of the date of this Agreement, but which it has not yet collected.

Mandalay shall only be liable for payment of expenses incurred after the date of this Agreement in operating the business and assets of FutureOne acquired herein and FutureOne shall be liable for payment of all expenses incurred in operating the business and assets prior to the date of this Agreement. If necessary certain expenses and bills may be prorated to carry out this provision of the Agreement. Mandalay shall reimburse FutureOne a prorated portion of any prepaid expenses pertaining to the assets acquired herein, such payment being due within ten (10) days of receipt of notice from FutureOne.

FutureOne shall retain the registered PrimeServ trademark and Mandalay shall be permitted to use the PrimeServ name for a period not to exceed twelve (12) months from the date of this agreement.

                                   ARTICLE II

                DESCRIPTION OF ASSETS BEING TRANSFERRED HEREUNDER

         2.1 PRIORITY CALL MANAGEMENT SWITCH. One used Priority Call Management Switch, Model 12VF96D-DSP, Serial Number pcm80052. The switch is being transferred as is, where is and FutureOne represents that it is currently operating in a manner necessary to serve the existing subscribers. Mandalay hereby acknowledges that FutureOne has advised them that the switch may not be Y2K complaint and a substantial investment may be required to make it Y2K compliant.

         2.2 SUBSCRIBER LIST. The current subscriber list of FutureOne's PrimeServ customers consists of approximately 104 paying subscribers.

         2.3 TELEPHONE NUMBERS. FutureOne hereby agrees to assign to Mandalay those GST telephone numbers necessary for them to continue to serve their subscribers in an uninterrupted manner. Mandalay shall be responsible for payment of all communications costs after the date of this Agreement.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF FUTUREONE

         3.1 DUE INCORPORATION, GOOD STANDING, QUALIFICATION. FutureOne is a corporation duly organized,


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validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as presently conducted.

         3.2 AUTHORITY AND COMPLIANCE; NO VIOLATION. FutureOne, to the best of its knowledge, has full corporate power and lawful authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby.

         3.3 OTHER. FutureOne, to the best of its knowledge, has disclosed relevant financial and corporate information regarding this transaction to Mandalay.

         3.4 VALID TITLE, NO LIENS. FutureOne has valid title to all of the assets being transferred hereunder and owns all of the assets, free and clear of any liens or encumbrances. The telephone numbers are not considered a part of this representation.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MANDALAY

         4.0 DUE INCORPORATION, GOOD STANDING, QUALIFICATION. Mandalay is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation with all requisite corporate power and authority to own, operate and lease its properties and carry on its business as presently conducted.

         4.1 AUTHORITY AND COMPLIANCE; NO VIOLATION. Mandalay has full corporate power and lawful authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby.

         4.3 OTHER. Mandalay has fully disclosed, and shall disclose, all financial and corporate information regarding this transaction, whether material or inconsequential, to FutureOne.

                                    ARTICLE V

                                OTHER AGREEMENTS

         5.0 Y2K ANALYSIS. FutureOne shall assist Mandalay in completing a Y2K compliance test on the Priority Call Management Switch. Such test shall be designed to determine if the switch, in its present condition, will provide the necessary functions to continue to serve existing customers with the same services after December 31, 1999.

         5.1 TRANSITION SERVICES. FutureOne shall assist Mandalay to become familiar with the switch and its operation, setting up and changing subscriber data and general operation of the business for a period of 60 days. Mandalay acknowledges that FutureOne employees have limited operating knowledge of the switch and cannot provide any technical expertise that may be necessary to repair or modify the switch. FutureOne shall assist Mandalay in providing billing services for a period up to December 31, 1999.

         5.2 LOCATION. FutureOne shall allow Mandalay to leave the switch in its present location at 4250 E. Camelback Road, Suite K-192, Phoenix, Arizona for one year from the date of this Agreement at no charge.


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         5.3 COURTESY ACCOUNTS. Mandalay shall provide FutureOne with up to
Fifty (50) accounts at no charge for one year from the date of this Agreement. Any long distance charges associated with these accounts shall be billed to FutureOne at Mandalay's actual cost. FutureOne shall provide Mandalay one (1) Internet hosting account at no charge for one year from the date of this agreement.

         5.4 NON-COMPETE. FutureOne hereby agrees not to compete with Mandalay in providing virtual telephone services in the state of Arizona and in the country of Mexico for a period of three years from the date of this Agreement.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 NOTICES. Any notice hereunder to a party shall be deemed to be properly served in writing and personally delivered or mailed to:

         In the case of Mandalay:
                  8873 E. Gail
                  Scottsdale, AZ  85260
                  (602) 385-9205
                  Attn: Nephi T. Julien

         In the case of FutureOne:
                  FutureOne, Inc.
                  4250 East Camelback Road
                  Suite K-192
                  Phoenix, AZ 85018-2751
                  Attention: Earl J. Cook, President

Or to such other address as may have been furnished in writing by such party to the other parties to this Agreement, and shall be deemed to have been given as of the time delivered or, if mailed, as of the time acknowledged as received if mailed registered or certified mail, postage prepaid, it being the intention that all notices pursuant hereto shall be effective only upon receipt.

         6.2 INTERPRETATIONS. To the extent permitted by the context in which used; (a) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa; and (b) references to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, and all other entities. This instrument shall be construed in accordance with the fair meaning of its language, and shall not be construed for or against the party drafting it, solely because of such fact.

         6.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute one and the same document.

         6.4 SECTION HEADINGS AND GENDER. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.


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         6.5 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby, and any previous Agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         6.6 NON-ASSIGNABILITY. The obligations of this Agreement are personal to each party, and neither the rights nor obligations under this Agreement may be assigned or transferred by any party in any manner whatsoever, nor are such rights or obligations subject to involuntary alienation, assignment or transfer, except as may be approved by the other party in writing.

         6.7 EXCLUSIVE GOVERNING LAW. This Agreement shall be exclusively construed in accordance with the laws of the State of Arizona.

         6.8 SEVERABILITY. The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render the other provisions unenforceable, invalid, or illegal. If any term, provision, covenant or condition of this Agreement is invalidated due to its scope or breadth, such term, provision, covenant, or condition shall be deemed valid to the extent of the scope or breadth permitted by law in accordance with the intent of the parties as expressed herein.

         6.9 WAIVER OF TERMS. Any of the terms and conditions of this Agreement, to the extent permitted by law, may be waived in writing at any time by any party. Such action shall be evidenced by written notice signed by the Party taking such action.

         6.10 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best lawful efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be delivered, such additional documents and instruments and to do or cause to be done all things necessary, proper or advisable, under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         6.11 ARBITRATION; EXCLUSIVE JURISDICTION AND VENUE. The parties hereby agree to exclusively submit all controversies, claims, and matters of difference to arbitration in Phoenix, Arizona, according to the rules and practices of the American Arbitration Association from time to time in force, except to the extent that such rules and practices are inconsistent with the terms of this Agreement. This submission and Agreement to arbitrate shall be specifically enforceable. The arbitrator shall exclusively apply Arizona law as though he or she were bound by the applicable statutes and precedents in case law. The arbitrator shall have the power to issue any award, judgment, decree, or order of relief that a court of law or equity could issue under Arizona law, including but not limited to money damages, specific performance, or injunctive relief. In the event that any party refuses to submit to arbitration, the party that has submitted to arbitration shall be empowered to file the appropriate action in a court in Maricopa County, Arizona. In all disputes, the non-prevailing party shall be pay the reasonable attorneys' fees and costs of the prevailing party.

         6.12 ENFORCEMENT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         6.13 PROFESSIONAL ADVICE, FEES AND COSTS. Each party has relied on its own professional legal, accounting and tax advisors in determining the legal, accounting and income tax effects of this transaction on their corporations, the stockholders of their corporation and themselves. Except as


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otherwise provided herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions incurred in connection with this Agreement and the transactions contemplated hereby. The Parties agree that they have not used the services of any broker or other person or entity in arranging this transaction and no commissions are due any person or entity for such services.

         6.14 AMENDMENT OF AGREEMENT. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by any of the parties hereto, which shall have been authorized by appropriate action taken by the board of directors of FutureOne or Mandalay and in the case of an interpretation, the actions of the FutureOne or Mandalay board of directors shall be binding.

         6.15 INDEMNIFICATION. FutureOne hereby indemnifies and agrees to hold harmless Mandalay, its officers and Directors from any and all acts, actions, claims and assessments against FutureOne, or any asset purchased by Mandalay under this Agreement, resulting from any and all acts or actions, whether financial or otherwise, of FutureOne prior to the date of this Agreement. Mandalay hereby indemnifies, holds harmless, and agrees to defend FutureOne, its officers and Directors, from any and all acts, actions, claims and assessments against Mandalay, or any asset sold by FutureOne under this Agreement from any and all acts or actions, whether intentional or otherwise, of Mandalay that may occur after the date of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto, pursuant to authority duly granted to each by their respective board of directors, has caused this Agreement between Mandalay and FutureOne, to be executed on the date first written above.

         FutureOne Inc. - Seller               Mandalay Incorporated - Buyer
         (a Nevada corporation)                (an Arizona corporation)



         /s/ Earl J. Cook                      /s/ Matthew Voirin
        --------------------------             --------------------------------
         By: Earl J. Cook                      By:  Matthew Voirin
         Its: President                        Its: President


                                               /s/ Nephi T. Julien
                                               --------------------------------
                                               By:  Nephi T. Julien
                                               Its:  Chief Financial Officer



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                                    EXHIBIT A

                                  BILL OF SALE





KNOW ALL MEN BY THESE PRESENTS:

That FutureOne, Inc., a Nevada Corporation, hereinafter referred to as "Seller", for and in the consideration of the sum of Forty Seven Thousand Eight Hundred and 00/100 Dollar ($47,800.00) paid to them by Mandalay, an Arizona Corporation, under the terms of a Purchase Agreement executed concurrently with the execution of this document, hereafter referred to as "Buyer", does hereby sell, assign and transfer to Buyer, free of any liens or encumbrances, all of the seller's right title and interest in the following personal property located in Phoenix,
Arizona:

1) Seller's "PrimeServ" customer list and all of the customers on the attached list; and

2)       All of Seller's rights to GST telephone numbers

And does hereby sell, assign and transfer to Buyer, free of any liens or encumbrances, all of the Seller's right title and interest in the following used equipment located in Phoenix, Arizona:

1 -  Priority Call Management Switch, Model # 12VF96D-DSP, Serial # pcm80052

Buyer acknowledges that the equipment is used and the equipment is being sold "as is", "where is" and may not be Y2K compliant. Seller represents and warrants that the equipment described herein is in good working order and capable of performing the services for which it was intended.

Buyer accepts title at Phoenix, Arizona.


Dated this 6th day of December 1999.

Mandalay Incorporated                             FutureOne, Inc.

/s/ Matthew Voirin                                /s/ Earl J. Cook
-------------------------------                   -----------------------------
By: Matthew Voirin, President                     By: Earl J. Cook, President


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                                    EXHIBIT B

                                 PROMISSORY NOTE

$30,000.00                                                   DECEMBER 6, 1999
                                                             PHOENIX, ARIZONA


                  FOR VALUE RECEIVED, the adequacy and sufficiency of which are hereby expressly acknowledged, the undersigned Mandalay Incorporated, an Arizona Corporation (the "MAKER"), promises and agrees to pay to the order of FutureOne, Inc., a Nevada corporation ("HOLDER"), at the offices of FutureOne, the principal amount of Thirty Thousand and No/100 Dollars ($30,000.00) payable in full on or before December 16, 1999.

                  This Note shall evidence a portion of the Purchase Price payable pursuant to Section 1.1 of that certain Purchase and Sale Agreement between the Maker and the Holder (as amended from time to time, the "PURCHASE AGREEMENT"). The Maker shall have the right to prepay this Note in full or in part at any time without penalty, premium or notice. All payments and prepayments shall be applied first to any Expenses (as defined below), and then to principal. Principal shall be payable in lawful money of the United States of America.

                  Maker agrees that upon the occurrence of an Event of Default (as hereinafter defined) hereunder, (a) the Maker will pay all costs and expenses of collection of this Note, including reasonable attorney's fees ("EXPENSES"); (b) at the option of the Holder, the unpaid principal balance of this Note along with accrued and unpaid interest shall become due and payable immediately without notice; and (c) Holder may utilize any available remedies, including without limitation any remedies available against the Collateral, under Arizona law and/or under the Uniform Commercial Code, at law or in equity, in such order and/or combination as Holder may elect in its sole and absolute discretion. For purposes of this Note, an "EVENT OF DEFAULT" shall mean (a) any failure by Maker to pay when due the principal under this Note, which failure is not cured within ten (10) days of written notice thereof by Holder to the Maker,
(b) any general assignment by Maker for the benefit of creditors, (c) any filing of a voluntary bankruptcy petition by Maker, and (d) any filing of any involuntary bankruptcy petition against Maker, which filing is not dismissed within 90 days thereof.

                  Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or breach, or in the event of continuance of any existing default or breach after demand for performance thereof.

                  The Maker, sureties, guarantors and endorsers, if any, severally waive demand, diligence, presentment for payment, protest and notice of demand, protest, nonpayment and exercise of any option hereunder. The granting without notice of any extension or extensions of time for payment of any sum or sums due hereunder, or the taking or release of security shall in no way release or discharge the liability of Maker or any surety, guarantor or endorser.

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                  No provision of this Note is intended to or shall require or permit Holder, directly or indirectly, to take, collect or receive in money, goods or in any other form, any interest in excess of that permitted by applicable law. If any amount due from or paid by Maker shall be determined by a court of competent jurisdiction to be interest in excess of such maximum rate, Maker shall not be obligated to pay such excess and, if paid, such excess shall be applied against the unpaid principal balance of this Note, or if and to the extent that this Note has been paid in full, such excess shall be remitted to Maker.

                  The provisions of this Note shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

                  This Note shall be secured, in the event of default, by the assets identified on Exhibit A of the Purchase and Sale Agreement executed between the Maker and Holder on December 6, 1999.

                  This Note shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles.

                  IN WITNESS WHEREOF, Maker has executed this Note as of the date first stated above.


                                             MANDALAY INCORPORATED  "MAKER"

                                             /s/ Matthew Voirin
                                             --------------------------------
                                             By: Matthew Voirin
                                             Its: President


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